EXHIBIT 99.1

U.S. Well Services Announces Fourth Quarter and Full-Year 2018 Financial and Operational Results

HOUSTON, March 13, 2019 (GLOBE NEWSWIRE) -- U.S. Well Services, Inc. (the “Company”, “U.S. Well Services” or “we”) (NASDAQ: USWS) today reported fourth quarter and full-year 2018 financial and operational results.  U.S. Well Services became a publicly traded company on November 9, 2018 through a merger with a special purpose acquisition company. The fourth quarter of 2018 is the Company’s first reporting period since the closing of the merger.

2018 Highlights

  Completed corporate merger to become a publicly traded company.
  Developed a more powerful, more mobile next-generation all-electric hydraulic fracturing fleet, building on the success of the Company's first-generation electric fleet.
  Executed three new contracts for newbuild next-generation electric fleets to be deployed in first half of 2019. A fourth contract has been signed with Shell and announced earlier this week.
  Successfully realigned the Company’s portfolio of fleets with market demand by redeploying four fleets from Appalachian Basins to Texas Basins.  With the deployment of one newbuild at the beginning of 2019, we now have nine fleets in Texas and two fleets in Appalachia, working for an expanded customer base.
  Total revenue increased 30% to $649 million, compared to 2017 revenue of $499 million(1) with a net loss attributable to the Company of $65.9 million.
  Adjusted EBITDA(2) (non-GAAP) increased 62% to $117.4 million, compared to $72.4 million(1) in 2017.
  Average 9.7 active fleets throughout the year on an average of 10.1 fleets available.

(1)  For 2017, revenue and Adjusted EBITDA are the combination of the predecessor and successor periods as presented in the Consolidated Statement of Operations below.
(2)  Adjusted EBITDA is a Non-GAAP financial measure. Please read “Non-GAAP Financial Measures.”

“2018 was truly a transformational year for U.S. Well Services as we achieved numerous key strategic objectives,” said Joel Broussard, President and Chief Executive Officer.  “During the year, we established a solid presence in the most active basins working with new and established customers to demonstrate our first-class services with our proprietary electric frac fleets and our conventional equipment.

“We also focused on educating new and existing customers on the substantial benefits of our electric fleets, successfully demonstrating the significant fuel cost savings, efficiency gains, emission and noise reductions, and improved safety.  While this strategy of performing shorter electric pilots with numerous customers for proof of concept resulted in a negative impact on our fourth quarter financial results, we believe it will pay substantial dividends in 2019 and beyond, and we are pleased with the progress. We are seeing a growing acceptance and validation of the significant advantages of electric frac fleets for oil and gas operators, as well as for the environment and the community.

“As a result of completing the merger in November with a special purpose acquisition company, we have dramatically enhanced our capital structure and better positioned the Company to fund organic growth of our electric fleets.  While we are optimistic about our future opportunities, we will maintain a disciplined approach to growth by matching capital expenditures with customer demand and continuing to execute on our business model that focuses on long-term contracts,” concluded Mr. Broussard.

Fourth Quarter 2018 Financial Summary:

  Total revenue was $118.4 million compared to $166.2 million in the third quarter of 2018
  Net loss attributable to the Company of $47.3 million compared to net loss of $10.5 million in the third quarter of 2018
  Adjusted EBITDA(2) of $19.5 million compared to $28.3 million in the third quarter of 2018
  Averaged 9.0 active fleets during the quarter on an average of 10.3 fleets available

Revenue for the fourth quarter of 2018 declined 29% compared to the third quarter of 2018 primarily attributed to lower utilization, which was in part due to redeploying 20% of the Company’s fleets from Appalachian to Texas Basins.  In addition, the Company’s strategy to perform short-term work utilizing two legacy electric fleets with numerous customers for education purposes, and intentionally idling one of those electric fleets for training and to support accelerating the deployment of the Company’s next generation newbuild fleet also contributed to the decline.

Costs of services excluding depreciation and amortization for the fourth quarter of 2018 decreased to $105.8 million from $137.5 million during the third quarter of 2018 primarily due to lower repair and maintenance costs and lower volumes of consumables pumped.

Selling, general and administrative expense (SG&A) was $19.6 million in the fourth quarter and $5.2 million in the third quarter of 2018.  Excluding stock-based compensation and restructuring and transaction related costs, SG&A in the fourth quarter was $4.6 million as compared to $3.6 million in the third quarter of 2018. The increase was primarily attributable to the additional costs associated with being a public company.

Operational Highlights and Fleet Expansion

During 2018, the Company completed a strategic realignment by relocating four fleets from the northeast to the Permian Basin and Eagle Ford trend to better match current customer demand.  The fleets were moved in January, July, October and December for three new customers.  Additionally, a newbuild conventional fleet was deployed in October for another new customer.

Currently, the Company has contracts for four next generation newbuild electric fleets. The first fleet, originally scheduled for deployment in March, was deployed in January 2019, bringing capacity to 11 fleets and 550,000 active horsepower ("HHP").  The second and third fleets are expected to be deployed in the second quarter of 2019 and the fourth fleet is expected to be deployed in first quarter 2020.

Liquidity and Capital Spending

As of December 31, 2018, the Company’s total cash was $29.5 million and total debt was $133.5 million.  Total liquidity at the end of the fourth quarter of 2018 was $73.5 million which includes total cash plus $44.0 million available under the Company’s credit facilities.

Capital expenditures during the fourth quarter of 2018 on an accrual basis were $88.0 million, which included spending of $58.6 million on growth initiatives, $20.0 million for fleet enhancements and $9.4 million of maintenance capital expenditures.  Capital expenditures for the full-year 2018 on an accrual basis were $195.9 million, which included spending of $110.1 million on growth initiatives, $24.9 million for fleet enhancements, $49.5 million of maintenance capital expenditures and $11.4 million to replace equipment damaged in a fire of which $8.0 was recovered through insurance proceeds. Approximately 34% of 2018 maintenance capital expenditures was associated with fluid ends.

Outlook

The Company currently has 11 fleets deployed and fully utilized for the first quarter of 2019.  Two additional electric newbuilds are expected to be deployed during the second quarter of 2019 resulting in 13 active fleets operating for the second half of the year representing 630,000 HHP.

Conference Call Information

The Company will host a conference call at 9:00 am Central / 10:00 am Eastern Time on Thursday, March 14, 2019 to discuss financial and operating results for the full-year and fourth quarter of 2018 and recent developments. This call will also be webcast and an investor presentation will be available on U.S. Well Services’ website at  http://uswellservices.com/investor-relations/events/.  To access the conference call, please dial 201-389-0872 and ask for the U.S Well Services call at least 10 minutes prior to the start time or listen to the call live over the Internet by logging on to the Company’s website from the link above.  A telephonic replay of the conference call will be available through March 21, 2019 and may be accessed by calling 201-612-7415 using passcode 13687632#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com.

Forward-Looking Statements

The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, availability under the Company’s credit facilities, benefits obtained from the refinancing of the Company’s debt, the Company’s financial position and liquidity, business strategy and objectives for future operations, results of discussions with potential customers and planned deployment and operation of fleets, are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “guidance,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “target” and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified in this release or disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions, changes in commodity prices, changes in supply and demand for oil and gas, changes in demand for our services, availability of financing and capital, the Company’s liquidity, the Company’s compliance with covenants under its credit agreements, geopolitical events, availability of equipment and personnel and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K expected to be filed on March 14, 2019. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this release contains the financial measure Adjusted EBITDA that is not prepared in accordance with GAAP. See “Non-GAAP Financial Measures” below for a description and reconciliation of this measure to the most directly comparable financial measure calculated in accordance with GAAP.

-  Tables to Follow  -

U.S. WELL SERVICES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited and amounts in thousands except for active fleets and per share amounts)

	Successor					Predecessor
	Three Months
	December 31, 2018	September 30, 2018	December 31, 2017	Year Ended December 31, 2018	February 2 through December 31, 2017	January 1 through February 1, 2017

Statement of Operations Data:
Revenue	$118,436	$166,173	$149,082	$648,847	$466,487	$32,867
Costs and expenses:
Cost of services (excluding depreciation and amortization)	105,788	137,452	123,511	533,031	394,125	28,053
Depreciation and amortization	30,893	26,765	29,416	108,440	92,430	4,920
Selling, general and administrative expenses	19,634	5,248	5,232	34,497	17,601	1,281
Impairment loss on intangible assets	-	-	-	-	20,247	-
Loss (Gain) on disposal of assets	2,858	(126)	3,444	10,848	11,958	201
Loss from operations	(40,737)	(3,166)	(12,521)	(37,969)	(69,874)	(1,588)
Interest expense, net	(10,964)	(7,387)	(7,288)	(32,636)	(22,961)	(4,067)
Loss on extinguishment of debt	(190)	-	-	(190)	-	-
Other income	2	9	(856)	333	(787)	1
Loss before income taxes	(51,889)	(10,544)	(20,665)	(70,462)	(93,622)	(5,654)
Income tax expense	352	-	-	352	-	-
Net loss	(52,241)	(10,544)	(20,665)	(70,814)	(93,622)	(5,654)
Net loss attributable to noncontrolling interest	(4,918)	-	-	(4,918)	-	-
Net loss attributable to U.S. Well Services, Inc.	$(47,323)	$(10,544)	$(20,665)	$(65,896)	$(93,622)	$(5,654)

Net lost attributable to U.S. Well Services, Inc. stockholders per common share (1):
Basic and diluted	(0.96)	(0.21)	(0.42)	(1.33)	(1.89)	(0.11)
Weighted average common shares outstanding:
Basic and diluted	47,779	47,940	47,940	47,899	47,940	47,940

Other Financial and Operational Data
Capital Expenditures (2)	87,989	79,464	45,286	195,921	121,479	2,251
Adjusted EBITDA (3)	19,530	28,322	24,448	117,445	67,729	4,628
Average Active Fleets	9.0	9.7	9.7	9.7	8.5	8.0

(1) Due to the Company's combination with the SPAC which was accounted for as a reverse recapitalization, earnings per share has been recast to reflect the Company's capital structure post-combination for all comparative periods.
(2) Capital expenditures presented above are shown on an accrual basis, including capital expenditures in accounts payable, accrued liabilities and under equipment financing arrangements.
(3) Adjusted EBITDA is a Non-GAAP Financial Measure. See the tables entitled "Reconciliation and Calculation of Non-GAAP Financial and Operational Measures" below.

U.S. WELL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands except shares)

	Year Ended
	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,529	$5,923
Restricted cash	507	503
Accounts receivable (net of allowance for doubtful accounts of
$189 in 2018 and $438 in 2017)	58,026	74,435
Inventory, net	9,413	12,436
Prepaids and other current assets	16,437	12,987
Total current assets	113,912	106,284
Property and equipment, net	331,387	251,288
Intangible assets, net	27,890	36,295
Goodwill	4,971	4,971
Deferred financing costs, net	2,070	8,758
TOTAL ASSETS	$480,230	$407,596
LIABILITIES AND STOCKHOLDERS' EQUITY/MEMBER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$89,360	$86,582
Accrued expenses and other current liabilities	17,044	12,157
Notes payable	4,560	1,446
Current portion of long-term equipment financing	3,263	22,767
Current portion of long-term capital lease obligation	25,338	9,551
Current portion of long-term debt	900	-
Current portion of long-term debt to related party	-	6,839
Total current liabilities	140,465	139,342
Long-term equipment financing	8,304	4,314
Long-term capital lease obligation	-	9,490
Long-term debt	91,112	-
Long-term debt to related party	-	210,187
TOTAL LIABILITIES	239,881	363,333

STOCKHOLDERS' EQUITY
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares
authorized; 49,254,760 shares issued and outstanding as of December 31, 2018	5	-
Class B Common Stock, par value of $0.0001 per share; 20,000,000 shares
authorized; 13,937,332 shares issued and outstanding as of December 31, 2018	1	-
Additional paid in capital	204,928	-
Member's interest	-	137,885
Member's accumulated deficit	-	(93,622)
Accumulated deficit	(17,383)	-
Total stockholders' equity/member's equity attributable to U.S. Well Services, Inc.	187,551	44,263
Noncontrolling interest	52,798	-
Total Stockholders' Equity/Member's Equity	240,349	44,263
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$480,230	$407,596

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and amounts in thousands)

	Successor		Predecessor
	January 1, 2018	February 2, 2017	January 1, 2017
	to	to	to
	December 31,	December 31,	February 1,
	2018	2017	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(70,814)	$(93,622)	$(5,654)
Adjustments to reconcile net loss to cash provided by (used in)
operating activities:
Depreciation and amortization	108,440	92,430	4,920
Impairment loss on intangible assets	-	20,247	-
Loss on disposal of assets	10,848	11,958	201
Non-cash interest	9,553	17,456	3,155
Share/Unit based compensation expense	20,633	4,546	-
Other noncash items	9,571	2,663	283
Changes in working capital	(4,762)	(8,391)	(5,682)
Net cash provided by (used in) operating activities	83,469	47,287	(2,777)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(147,606)	(71,584)	-
Insurance proceeds from damaged property and equipment	8,033	19	-
Net cash used in investing activities	(139,573)	(71,565)	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of revolving credit facility	55,975	49,825	2,500
Repayments of revolving credit facility	(49,825)	(15,475)	-
Proceeds from issuance of long-term debt	40,000
Repayments of long-term debt to related party	(163,860)	-	-
Proceeds from issuance of note payable	7,278	4,112	-
Repayments of note payable	(4,163)	(2,723)	(276)
Repayments of amounts under equipment financing agreements	(22,997)	(4,607)	(428)
Principal payments under finance lease obligation	(9,551)	(2,587)	(5)
Proceeds from issuance of common stock, net	243,865	-	-
Repurchase of common stock	(11,475)	-	-
Other	(5,533)	(2,229)	(318)
Net cash provided by financing activities	79,714	26,316	1,473
Net increase (decrease) in cash and cash equivalents and restricted cash	23,610	2,038	(1,304)
Cash and cash equivalents and restricted cash, beginning of period	6,426	4,388	5,692
Cash and cash equivalents and restricted cash, end of period	$30,036	$6,426	$4,388

Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. The Company believes, however, that certain non-GAAP performance measures allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating performance and compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods, hedging positions or capital structure. Additionally, the Company believes the use of certain non-GAAP measures highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures.

Reconciliation of Net Income to Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of the Company’s profitability or liquidity. The Company’s management believes EBITDA and Adjusted EBITDA are useful because they allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate the Company’s operating performance, compare the results of its operations from period to period and against USWS’ peers without regard to USWS’ financing methods, hedging positions or capital structure and because it highlights trends in USWS’ business that may not otherwise be apparent when relying solely on GAAP measures. The Company believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA that the Company presents may not be comparable to similarly titled measures of other companies.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the following: loss on disposal of assets; share-based compensation; impairments; and other items that the Company believes to be non-recurring in nature.

U.S. WELL SERVICES, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (NON-GAAP) TO NET INCOME (GAAP)
(unaudited, amounts in thousands)

	Successor					Predecessor
	Three Months Ended December 31, 2018	Three Months Ended September 30, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	February 2 through December 31, 2017	January 1 through February 1, 2017
Net income	$(52,241)	$(10,544)	$(20,665)	$(70,814)	$(93,622)	$(5,654)
Interest expense, net	10,964	7,387	7,288	32,636	22,961	4,067
Income tax expense	352	-	-	352	-	-
Depreciation and amortization	30,893	26,765	29,416	108,440	92,430	4,920
EBITDA	(10,032)	23,608	16,039	70,614	21,769	3,333
Loss on disposal of assets (a)	2,858	(126)	3,444	10,848	11,958	201
Share based compensation (b)	17,830	896	878	20,633	4,546	-
Impairment loss (c)	-	-	-	-	20,247	-
Certain non-productive time (d)	-	-	-	1,200	-	-
Fleet start-up and relocation costs (e)	3,339	1,437	1,647	5,056	4,190	-
Restructuring and transaction related costs (f)	2,126	1,213	2,440	4,391	5,019	1,094
Fleet 6 fire (g)	-	1,294	-	1,294	-	-
Loss on extinguishment of debt (h)	190	-	-	190	-	-
Terminated vendor contract (i)	3,219	-	-	3,219	-	-
Adjusted EBITDA	$19,530	$28,322	$24,448	$117,445	$67,729	$4,628

(a) Represents net losses on the disposal of property and equipment.
(b) Represents non-cash share-based compensation.
(c) Represents a non-cash impairment loss with respect to intangible assets.
(d) Represents revenue shortfall associated with non-productive time due to sand mine issues with a customer. The delays were caused by excessive wait times at the customer’s chosen sand mine as sand mine operations were starting up and have since been addressed. Additionally, the Company has come to an agreement with the customer to better define how non-productive time caused by sand mine delays are to be split between the two parties. As such, the Company does not anticipate, nor has experienced, additional material revenue shortfalls related to delays at the customer’s sand mine moving forward.
(e) Represents non-recurring costs related to the start-up and relocation of hydraulic fracturing fleets.
(f) Represents non-recurring third-party professional fees and other costs including costs related to the capital restructuring and the potential sale of U.S. Well Services, LLC.
(g) Represents non-recurring costs related to a fleet fire.
(h) Represents non-recurring costs related to debt extinguishment.
(i) Represents non-recurring accrued costs related to disputed charges under a vendor contract that was subsequently terminated.

Contacts:
U.S. Well Services
Kyle O’Neill – CFO
(832) 562-3730
IR@uswellservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
(713) 529-6600
USWS@dennardlascar.com